Underlying supplement no. 950 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated October 10, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the TOPIX® Index (TPX), the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the S&P®/ASX 200 Index (AS51), the Swiss Market Index® (SMI) and the FTSE/Xinhua China 25 Index™ (XINOI)

General

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Lehman Brothers Holdings Inc. may offer and sell notes linked to a basket of the indices from time to time. This underlying supplement no. 950 describes the Basket of the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 950 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 950, the accompanying base prospectus, and MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

October 10, 2007

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“TOPIX®” is a trademark of the Tokyo Stock Exchange, Inc. and has been licensed for certain purposes by Lehman Brothers. The notes are not sponsored, endorsed, sold or promoted by the Tokyo Stock Exchange, Inc., and the Tokyo Stock Exchange, Inc. makes no representation regarding the advisability of investing in the notes.

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“Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for certain purposes by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Dow Jones EURO STOXX 50® Index, are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

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“FTSE®”, “FT-SE®” and “Footsie®” are registered trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited (“FTSE”) under license. The notes, which are linked to the performance of the FTSE 100 Index®, are not sponsored, endorsed, sold or promoted by FTSE, and FTSE makes no representation regarding the advisability of investing in the notes.

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“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the S&P®/ASX 200 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

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“Swiss Market Index®”, “Swiss Leader Index®” and “Swiss Performance Index®” are internationally registered trademarks of SWX Swiss Exchange and have been licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Swiss Market Index®, are not sponsored, endorsed, sold or promoted by SWX Swiss Exchange, and SWX Swiss Exchange makes no representation regarding the advisability of investing in the notes.

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“FTSE®”, “Xinhua®” and “FTSE/Xinhua China 25 Index™” are trademarks of FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE Group (“FTSE”) and Xinhua Finance (“Xinhua”) and have been licensed for use by Lehman Brothers Holdings Inc. Notes linked to the performance of the FTSE/Xinhua China 25 Index™ are not sponsored, endorsed, sold or promoted by FXI and FXI makes no representation regarding the advisability of investing in any such notes.

Underlying Supplement

Risk Factors	US-1
The Basket	US-4
The TOPIX® Index	US-5
The Dow Jones EURO STOXX 50® Index.	US-9
The FTSE 100 Index®.	US-14
The S&P®/ASX 200 Index	US-17
The Swiss Market Index®	US-20
The FTSE/Xinhua China 25 Index™	US-26

MTN Prospectus Supplement

Risk Factors	S-3
Description of the Notes	S-12
Supplemental United States Federal Income Tax Consequences	S-36
Certain ERISA Considerations	S-43
Plan of Distribution	S-44
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 950, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements, this underlying supplement no. 950, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 950, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 950 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional

US-i

advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 950, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 950, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to a basket consisting of the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ will involve certain risks. Investing in the notes is not equivalent to investing directly in the Basket Indices or any of the component stocks of a Basket Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™.

Although the stocks that make up each of the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that make up the TOPIX® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the S&P®/ASX 200 Index, the Swiss Market Index® and the FTSE/Xinhua China 25 Index™ are denominated.

Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its respective Basket Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

The Tokyo Stock Exchange, Inc. (the “TSE”) is responsible for calculating and maintaining the TOPIX® Index. STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE 100 Index®. The Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”) is responsible for calculating and maintaining the S&P®/ASX 200 Index. The SWX Swiss Exchange is responsible for calculating and maintaining the Swiss Market Index®. FTSE/Xinhua Index Limited (“FXI”) is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index™. We are not affiliated with the TSE, STOXX Limited, FTSE, the S&P/ASX Committee, the SWX Swiss Exchange or FXI in any way (except for the licensing arrangements discussed below in “The TOPIX® Index”, “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The S&P®/ASX 200 Index”, “The Swiss Market Index®” and “The FTSE/Xinhua China 25 Index™”, and we have no way to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the related Basket Index.

Each of the TSE, STOXX Limited, FTSE, the S&P/ASX Committee, the SWX Swiss Exchange and FXI can add, delete or substitute the stocks underlying its Basket Index or make other methodological changes that could change the level of its Basket Index. You should realize that the changing of companies included in any Basket Index may affect such Basket Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of the TSE, STOXX Limited, FTSE, the S&P/ASX Committee, the SWX Swiss Exchange or FXI may alter, discontinue or suspend calculation or dissemination of its Basket Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. None of the TSE, STOXX Limited, FTSE, the S&P/ASX Committee, the SWX Swiss Exchange and FXI has any obligation to consider your interests in calculating or revising its Index. See “The TOPIX® Index”, “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The S&P® /ASX 200 Index”, “The Swiss Market Index®” and “The FTSE/Xinhua China 25 Index™.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to the TSE, STOXX Limited, FTSE, the S&P/ASX Committee, the SWX Swiss Exchange, FXI or any of the companies represented in the Basket Indices and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Basket Indices.

Investing in the notes is not equivalent to investing in the securities underlying the Basket Indices. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up any of the Basket Indices would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute each Basket Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Basket Indices are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Basket Indices are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

The notes may be subject to currency exchange risk.

Because the prices of the component stocks included in the Dow Jones EURO STOXX 50® Index and the FTSE 100 Index® may be converted into Euros for the purposes of calculating the level of either or both of such indices, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in such index or indices. An investor’s net exposure will depend on the extent to which the currencies of the component stocks included in such index or indices strengthen or weaken against the Euro. If, taking into account such weighting, the Euro strengthens against the respective component currencies, the level of the applicable Basket Index may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the six Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE TOPIX® INDEX

We have derived all information contained in this underlying supplement no. 950 regarding the Tokyo Stock Price Index (the “TOPIX® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the TSE. The TOPIX Index was developed by the TSE and is calculated, maintained and published by the TSE. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the TOPIX® Index may be obtained at the TSE website (www.tse.or.jp). Information contained in the TSE website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the TOPIX® Index at any time from the Bloomberg Financial Markets Page “TPX <Index> <Go>” or from the TSE website at www.tse.or.jp.

TOPIX® Index Composition and Maintenance

The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on an initial Index value of 100 at January 4, 1968, which was reset at 1,000 on April 1, 1998. The TOPIX® Index is computed and published every 15 seconds via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

The component stocks of the TOPIX® Index consist of all common Japanese stocks listed on the First Section of the TSE which have an accumulative length of listing of at least six months. The TOPIX® Index measures changes in the aggregate market value of these stocks. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX® Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

The TOPIX® Index is a weighted index, with the market price of each component stock multiplied by the number of shares listed. The TSE is responsible for calculating and maintaining the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX® Index or make other methodological changes that could change the value of the TOPIX® Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX® Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section. As of September 30, 2007, stocks of 1,720 Japanese companies were assigned to the First Section of the TSE and stocks of 469 companies were assigned to the Second Section.

TOPIX® Index Calculation

The TOPIX® Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX® Index is calculated by multiplying 1,000 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of common shares listed on the First Section of the TSE at the same instance) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the Index can be represented by the following formula:

	=		x
Index		Current Market Value		1,000
		Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Adjusted Market Value on Adjustment Date	=	(Adjusted Market Value on Adjustment Date ± Adjustment Amount)
Base Market Value before adjustment		Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value x (Adjusted Market Value on Adjustment Date ± Adjustment Amount)
Adjusted Market Value on Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the TOPIX® Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the TOPIX® Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the TOPIX® Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the TOPIX® Index; Alteration of Method of Calculation

If the TSE discontinues publication of the TOPIX® Index and the TSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued TOPIX® Index (such index being referred to herein as a “TOPIX® Index successor index”), then any TOPIX® Index closing level will be determined by reference to the level of such TOPIX® Index successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the TOPIX® Index successor index on each relevant Basket Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

Upon any selection by the calculation agent of a TOPIX® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the TSE discontinues publication of the TOPIX® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no TOPIX® Index successor index is available at such time, or the calculation agent has previously selected a TOPIX® Index successor index and publication of such TOPIX® Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date or dates, then the calculation agent will determine the Index closing level for the TOPIX® Index for such date. The Index closing level for the TOPIX® Index will be computed by the calculation agent in accordance with the formula for and method of calculating the TOPIX® Index or TOPIX® Index successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the TOPIX® Index or TOPIX® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the TOPIX® Index may adversely affect the value of the notes.

If at any time the method of calculating the TOPIX® Index or a TOPIX® Index successor index, or the level thereof, is changed in a material respect, or if the TOPIX® Index or a TOPIX® Index successor index is in any other way modified so that the TOPIX® Index or such TOPIX® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the TOPIX® Index or such TOPIX® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level for the TOPIX® Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the TOPIX® Index or such TOPIX® Index successor index x, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the TOPIX® Index or such TOPIX® Index successor index, as adjusted. Accordingly, if the method of calculating the TOPIX Index or an TOPIX® Index successor index is modified so that the level of the TOPIX® Index or such TOPIX® Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the TOPIX® Index), then the calculation agent will adjust its calculation of the TOPIX® Index or such TOPIX® Index successor index in order to arrive at a level of the TOPIX® Index or such TOPIX® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with the TSE

Lehman Brothers Holdings has entered into a non-exclusive license agreement with the TSE, providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the TOPIX® Index in connection with certain products, including the notes.

The TOPIX® Index and the TOPIX Trademarks are subject to the intellectual property rights owned by the TSE and the TSE owns all rights relating to the TOPIX® Index such as calculation, publication and use of the TOPIX® Index and relating to the TOPIX Trademarks. The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX® Index or to change the TOPIX Trademarks or cease the use thereof.

The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX® Index and the TOPIX Trademarks or as to the figure at which the TOPIX® Index stands on any particular day. The TSE gives no assurance regarding accuracy or completeness of the TOPIX® Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX® Index.

The notes are in no way sponsored, endorsed or promoted by the TSE. The TSE shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the notes or to the public. The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX® Index. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

TSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE TOPIX® INDEX OR ANY DATA INCLUDED THEREIN AND TSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. TSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE TOPIX® INDEX OR ANY DATA INCLUDED THEREIN. TSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE TOPIX® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL TSE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS HOLDINGS INC. AND TSE IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“TOPIX®” IS A TRADEMARK OF THE TOKYO STOCK EXCHANGE, INC. AND HAS BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC., AND THE TOKYO STOCK EXCHANGE, INC. MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 950 regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is offered and maintained by STOXX Limited. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones EURO STOXX 50® Index, including the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index, may be obtained at the STOXX Limited web site (www.stoxx.com). Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 950 or any terms supplement.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO> or from the STOXX Limited website at www.stoxx.com.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50® Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index	=	free float market capitalization of the Dow Jones EURO STOXX 50® Index	×	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” number of shares held (where applicable).

(1) Cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases	(2) Special cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases

(3) Split and reverse split: Adjusted price = closing price × A/B New number of shares = old number of shares × B/A Divisor: no change	(4) Rights offering: Adjusted price = (closing price × A + subscription price × B) / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: increases

(5) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change	(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced by company

                              × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender × old number of shares ) –

                            (tender price × number of tendered shares)) /                             (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of

                                           tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = ((closing price × A) – (price of spun-off shares × B)) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C ×

                              (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares×

                                         ((A + B) × (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights offering (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /

                          ((A + C) × (1 + B / A))

New number of shares = old number of shares ×

                                      ((A + C) × (1 + B / A))

Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50® Index, and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “Dow Jones EURO STOXX 50® Index successor index”), then any Index closing level will be determined by reference to the level of such Dow Jones EURO STOXX 50® Index successor index at the close of trading on the relevant exchange or market for the Dow Jones EURO STOXX 50® Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Dow Jones EURO STOXX 50® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Dow Jones EURO STOXX 50® Index successor index is available at such time, or the calculation agent has previously selected a Dow Jones EURO STOXX 50® Index successor index and publication of such Dow Jones EURO STOXX 50® Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50 successor index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50® Index (or any Dow Jones EURO STOXX 50 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently making up the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index

successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX Limited, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to Lehman Brothers Holdings Inc. other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers Holdings Inc. or the notes. STOXX Limited has no obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS HOLDINGS INC. AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS HOLDINGS INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE FTSE 100 INDEX®

We have derived all information contained in this underlying supplement no. 950 regarding the FTSE 100 Index®, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE 100 Index® may be obtained at the FTSE web site (www.ftse.com). Information contained in the FTSE website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO> or from the FTSE website at www.ftse.com.

FTSE 100 Index® Composition and Maintenance

The FTSE 100 Index® is a stock index calculated, maintained, published and disseminated by FTSE. The FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSE 100 Index® began in February, 1984.

The 100 stocks included in the FTSE 100 Index® (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE 100 Index® is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index® if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100 Index®. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

FTSE 100 Index® Calculation

The FTSE 100 Index® is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index® by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE 100 Index®, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index® and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index® and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 Index® than will movements in share prices of companies with relatively smaller market capitalization.

Discontinuation of the FTSE 100 Index®; Alteration of Method of Calculation

FTSE has no obligation to continue to publish, and may discontinue the publication of, the FTSE 100 Index®. If FTSE discontinues publication of the FTSE 100 Index® and FTSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE 100 Index® (such index being referred to herein as a “FTSE 100 Index® successor index”), then any Index closing level will be determined by reference to the level of such FTSE 100 Index® successor index at the close of trading on the relevant exchange or market for the FTSE 100 Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE 100 Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FTSE discontinues publication of the FTSE 100 Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no FTSE 100 Index® successor index is available at such time, or the calculation agent has previously selected an FTSE 100 Index® successor index and publication of such FTSE 100 Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FTSE (or the publisher of any FTSE 100 successor index) fails to calculate and publish a closing level for the FTSE 100 Index® (or any FTSE 100 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the FTSE 100 Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE 100 Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index, or the level thereof, is changed in a material respect, or if the FTSE 100 Index® or a FTSE 100 Index® successor index is in any other way modified so that the FTSE 100 Index® or such FTSE 100 Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE 100 Index® or such FTSE 100 Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE 100 Index® or such FTSE 100 Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE 100 Index® or such FTSE 100 Index® successor index, as adjusted. Accordingly, if the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index is modified so that the level of such FTSE 100 Index® or FTSE or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSE 100 Index®), then the calculation agent will adjust such FTSE 100 Index® in order to arrive at a level of the FTSE 100 Index® or such FTSE 100 Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FTSE

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with FTSE, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the FTSE 100 Index®, in connection with certain products, including the notes. All rights to the FTSE 100 Index® are owned by the FTSE, the publisher of the FTSE 100 Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index®. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Lehman Brothers Holdings Inc. or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED (“FTSE”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) NOR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE, THE EXCHANGE OR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE 100 INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE 100 INDEX® IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX® AND NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADEMARKS OF THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED AND ARE USED BY FTSE INTERNATIONAL LIMITED UNDER LICENSE.

THE S&P®/ASX 200 INDEX

We have derived all information contained in this underlying supplement no. 950 regarding the S&P®/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P®/ASX 200 Index may be obtained at the Australian Stock Exchange web site (www.asx.com.au). Information contained in the Australian Stock Exchange web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Standard and Poor’s web site at www.standardandpoors.com.

S&P®/ASX 200 Index Composition and Maintenance

The S&P®/ASX 200 Index is comprised of the S&P/ASX 100 Index stocks plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. As of June 30, 2007, the S&P®/ASX 200 Index represented approximately 80% of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The S&P®/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P®/ASX 200 Index. Global Industry Classification Standard (GICS®)SM and GICS(SM) are service marks of S&P and Morgan Stanley Capital International Inc., and GICS® is a trademark of S&P and Morgan Stanley Capital International Inc.

Set forth below are the sector breakdowns of the securities included in the S&P/ASX 200 Index as of September 28, 2007:

Sector Breakdown

Financials and Property	32.29%
Materials	23.38%
Industrials	9.56%
Property Trusts	9.17%
Consumer Staples	6.36%
Consumer Discretionary	5.58%
Energy	5.29%
Telecommunications Services	3.35%
Health Care	2.92%
Utilities	1.68%
Information Technology	0.42%

The Standard & Poor’s Australian Index Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P®/ASX 200 Index is determined by the free float assigned to each stock by the Standard & Poor’s Australian Index Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange are considered for inclusion in the S&P®/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P® /ASX 200 Index.

S&P®/ASX 200 Index Calculation

The S&P®/ASX 200 Index has a base value of 3,000. Calculation for the S&P®/ASX 200 Index is based on stock prices taken from the ASX and the index values are updated every 30 seconds as constituent prices change throughout the day. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

Discontinuation of the S&P®/ASX 200 Index; Alteration of Method of Calculation

The S&P/ASX Committee has no obligation to continue to publish, and may discontinue the publication of, the S&P®/ASX 200 Index. If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index and the S&P/ASX Committee or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P®/ASX 200 Index (such index being referred to herein as a “S&P®/ASX 200 Index successor index”), then any Index closing level will be determined by reference to the level of such S&P®/ASX 200 Index successor index at the close of trading on the relevant exchange or market for the S&P®/ASX 200 Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a S&P®/ASX 200 Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index successor index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no S&P®/ASX 200 Index successor index successor index is available at such time, or the calculation agent has previously selected an S&P®/ASX 200 Index successor index and publication of such S&P®/ASX 200 Index successor index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if the S&P/ASX Committee (or the publisher of any S&P®/ASX 200 Index successor index) fails to calculate and publish a closing level for the S&P®/ASX 200 Index (or any S&P®/ASX 200 Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P®/ASX 200 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P®/ASX 200 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index, or the level thereof, is changed in a material respect, or if the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is in any other way modified so that the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P®/ASX 200 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as adjusted. Accordingly, if the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is modified so that the level of such S&P®/ASX 200 Index or S&P®/ASX 200 Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P®/ASX 200 Index), then the calculation agent will adjust such S&P®/ASX 200 Index in order to arrive at a level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P®/ASX 200 Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings Inc. and S&P provides that the following language must be stated in this underlying supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or ASX. S&P and ASX make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P®/ASX 200 Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P®/ASX 200 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the S&P®/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P INDEXES FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P INDEXES OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS SECTION TO BE VOID.

THE SWISS MARKET INDEX®

We have derived all information contained in this underlying supplement no. 950 regarding the Swiss Market Index®, including its make-up, method of calculation and changes to its components from publicly available information. The SWX Swiss Exchange is a joint stock company established under the laws of Switzerland, operating a stock exchange authorized and regulated by the Swiss Federal Banking Commission. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Swiss Market Index® may be obtained at the SWX Swiss Exchange website (www.swx.com). Information contained in the SWX web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Swiss Market Index® at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>“ or from the SWX website at www.swx.com.

Swiss Market Index® Composition and Maintenance

The Swiss Market Index® is a stock index calculated, maintained and published by the SWX Swiss Exchange. The Swiss Market Index® is primarily a non-dividend-corrected index (price index), but is also published under the designation SMIC® (Swiss Market Index® cum dividend) as a performance index. This underlying supplement no. 950 refers to the Swiss Market Index®, not the SMIC IC®, Index and notes linked to this underlying supplement shall be linked to the Swiss Market Index®, not the SMIC® Index. Publication of the Swiss Market Index® began on June 30, 1988 at a baseline value of 1,500 points.

The Swiss Market Index® represents approximately 90% of the free-float market capitalization of the Swiss equity market and is composed of a maximum of 30 of the largest equities of the Swiss Performance Index (SPI®), a free-float-adjusted and dividend-corrected index that includes all SWX Swiss Exchange-traded equity securities of companies domiciled in Switzerland or the Principality of Liechtenstein.

Defining the Universe

The basic universe for admission to the Swiss Market Index® is the Swiss Performance Index (the “SPI”) which comprises all Swiss equities whose primary listing is on the SWX Swiss Exchange, with two exceptions:

(1) In order to be admitted to and remain in the SPI universe, a given security must meet a minimum free-float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Stocks, that are not admitted to the SPI universe on free float grounds are admitted if the minimum free-float rate of 20% has been met continuously over a period of three months.

(2) Investment companies are not included in the SPI; this is to prevent companies from being counted twice. Investment companies that invest exclusively in companies with no primary listing on the SWX may be admitted to the SPI upon request.

The component stocks included in the Swiss Market Index are selected on their quarterly rankings and stringent requirements with regard to liquidity and market capitalization. To be admitted to the Swiss Market Index®, it must be part of the SPI and its market value must amount to a minimum of 0.45% of the overall SPI capitalization as of June 30 of a given year and must represent a minimum 50% of the average stock liquidity of the SPI® constituent stocks. The determination of the rankings of a maximum of 30 securities from the stock universe is calculated through a combination of market capitalization and the percentage sales at the market value of each individual security. For a security to be admitted to the Swiss Market Index®, it must have occupied rank 30th or above over four quarters and must occupy rank 25th or above as of June 30.

The composition of the Swiss Market Index® is reviewed annually by the Management Committee of the SWX Swiss Exchange, and adjustments are made on the basis of recommendation from the Index Commission and in compliance with Swiss Market Index®, Swiss Leader Index® (SLI®) and SPI® rules. Adjustments, if any, are made on the third Friday in September after the close of trading with at least two months prior notice. The time period used to evaluate which securities will be included in the Swiss Market Index® is July 1 through June 30. Provisional interim rankings are published at the end of the quarter on September 30, December 31 and March 31. The final adjustments to determine the new index equity components are based on the rankings as of June 30, which are calculated according to average capitalization and the turnover achieved during the one-year time period.

Swiss Market Index® Calculation

The Swiss Market Index® is a non-dividend-adjusted price index calculated according to the Laspeyres method, using a weighted arithmetic mean over a defined selection of securities. The formula is as follows:

The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the Swiss Market Index® by the divisor. The divisor is a technical number used to calculate the Swiss Market Index®. If the market capitalization changes due to a corporate event, the divisor, calculated on the evening of the day before the corporate event takes effect, changes while the index value remains the same. The Swiss Market Index® is calculated in real time, which means that it is recalculated and republished immediately following any change in the price of any security. The minimum interval between calculations is one second.

The securities included in the Swiss Market Index® are weighted according to their free float, meaning that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the commercial registry. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is also calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

The “open” index level of the Swiss Market Index® is calculated two minutes after the start of on-order book trading, as determined by the SWX Swiss Exchange and virt-x. The closing index level of the Swiss Market Index® is determined by the final closing prices of the Swiss Market Index® component securities at the close of trading, as determined by the SWX Swiss Exchange and virt-x. An established independent Recognized Investment Exchange (RIE) based in London and supervised by the Financial Services Authority, virt-x is the first cross-border trading platform for pan-European blue chips and is the home market for trading in the constituents of the Swiss Market Index® . In calculating the Swiss Market Index®, the last-paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SWX Swiss Exchange and virt-x are used.

Determining the Swiss Market Index® Component Securities

A selection list in which all SPI® securities are ranked and which forms the basis for the rankings is published by SWX Swiss Exchange. The position of each security is determined by a combination of the following criteria:

(1)	Average free float capitalization (compared to the capitalization of the entire SPI®)

(2)	Cumulated on-order book turnover (compared to the total turnover of the entire SPI®)

The rank order is determined by giving each of the above factors a weighting of 50% and determining a so-called “weighted market share”. The securities with the larger “weighted market share” are ranked higher on the list published by SWX Swiss Exchange.

In order to limit fluctuations in the Swiss Market Index®, there is a tolerance zone of 10%, which inhibits securities’ addition to and exclusion from the Swiss Market Index®. In the Swiss Market Index®, this tolerance is +/- 2 positions, i.e., it encompasses positions 19 through 22 in the Swiss Market Index®. A security is admitted to the Swiss Market Index® if it ranks 18th or better in the annual rankings. A share ranked 19th or 20th is admitted only if a share included in the Swiss Market Index® meets the exclusion criteria directly (position 23 or lower) and no share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place.

A security is excluded from the Swiss Market Index® if it ranked 23rd or lower in the annual rankings. A share ranked 21st or 22nd is excluded only if a share meets the admission criteria directly (position 18 or higher), and no share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place. In the cases of major market changes as a result of capital events such as mergers or new listings, the Executive Committee of the SWX Swiss Exchange can decide, at the request of the Index Commission, that a security should be admitted to the Swiss Market Index® outside the accepted admission period as long as it clearly fulfills the criteria. For the same reasons, a security can also be excluded if requirements for admission to the Swiss Market Index® are no longer fulfilled.

The number of securities and free float-shares is adjusted on two ordinary adjustment dates each year: at the close of trading on the third Friday in March and the third Friday in September. The announcement of the provisional new securities is made at least one month before the adjustment date, with the SWX Swiss Exchange reserving the right to take account of recent changes before the adjustment date, so the definite new securities are announced five days before the adjustment date.

In order to maintain the stability of the Swiss Market Index® and avoid frequent minor changes to the weighting, a change in the total number of outstanding securities leads to an extraordinary adjustment only if it is equal to or greater than 5%. If an increase amounts to a change of less than 5%, it is taken into account in the next event and added to it. If the cumulative change is equal to or greater than 5%, the total number of outstanding securities is adjusted outside the ordinary dates on the day of the corporate event responsible for the cumulative change. The adjustment of the total number of outstanding securities is made on the day of the corporate event.

If the free float changes by 10 or more percentage points in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies. In exceptional cases, the SWX Swiss Exchange reserves the right to make this adjustment without observing the notification period. If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than 10 percentage points. After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SWX Swiss Exchange may exclude the security from the relevant Swiss Market Index® family.

Dividend payments do not result in adjustments to the divisors of the Swiss Market Index®. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the Swiss Market Index® divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in an adjustment to the divisor of the Swiss Market Index®. Dividend payments are always treated as gross amounts, including the withholding tax portion.

Swiss Market Index Component Securities

According to publicly available information, as of October 9, 2007, securities included in the Swiss Market Index® (the “Swiss Market Index® Constituent Securities”) consist of the companies listed below. The weighting of each of the Swiss Market Index® Constituent Securities within the Swiss Market Index® is also provided.

Name	% Weight in the Index
Nestle SA	18.8376
Novartis AG	14.8140
Roche Holding AG	13.9863
UBS AG	12.2423
Credit Suisse Group	7.5196
ABB Ltd	6.8589
Zurich Financial Services AG	4.8527
Swiss Reinsurance	3.8439
Compagnie Financiere Richemont SA	3.7817
Holcim Ltd	2.6020
Syngenta AG	2.4851
Julius Baer Holding AG	1.8274
Swatch Group AG	1.1010
Swiss Life Holding	1.0304
Adecco SA	0.8620
Swisscom AG	0.8514
Nobel Biocare Holding AG	0.8032
Synthes Inc	0.7518
Baloise Holding AG	0.6225
Clariant AG	0.3262

Set forth below are the sector breakdowns of the securities included in the Swiss Market Index® as of June 29, 2007:

Sector Breakdown

Financials	32.94%
Health Care	31.28%
Consumer Goods	21.29%
Industrials	9.62%
Basic Materials	4.11%
Telecommunications	0.77%

Discontinuation of the Swiss Market Index®; Alteration of Method of Calculation

SWX Swiss Exchange has no obligation to continue to publish, and may discontinue the publication of, the Swiss Market Index®. If SWX Swiss Exchange discontinues publication of the Swiss Market Index®, and the Swiss Market Index® or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Swiss Market Index® (such index being referred to herein as a “Swiss Market Index® successor index”), then any Index closing level will be determined by reference to the level of such Swiss Market Index® successor index at the close of trading on the relevant exchange or market for the Swiss Market Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a Swiss Market Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If SWX Swiss Exchange discontinues publication of the Swiss Market Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Swiss Market Index® successor index is available at such time, or the calculation agent has previously selected a Swiss Market Index® successor index and publication of such Swiss Market Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if SWX Swiss Exchange (or the publisher of any Swiss Market Index® successor index) fails to calculate and publish a closing level for the SWX Swiss Exchange Index (or any Swiss Market Index® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Swiss Market Index® or Swiss Market Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Swiss Market Index® or Swiss Market Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Swiss Market Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Swiss Market Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index, or the level thereof, is changed in a material respect, or if the Swiss Market Index® or a Swiss Market Index® successor index is in any other way modified so that the Swiss Market Index® or such Swiss Market Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the Swiss Market Index® or such Swiss Market Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Swiss Market Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Swiss Market Index® or such Swiss Market Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Swiss Market Index® or such Swiss Market Index® successor index, as adjusted. Accordingly, if the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index is modified so that the level of such Swiss Market Index® or Swiss Market Index® or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Swiss Market Index®), then the calculation agent will adjust such Swiss Market Index® in order to arrive at a level of the Swiss Market Index® or such Swiss Market Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with SWX Swiss Exchange

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with SWX Swiss Exchange, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the Swiss Market Index® in connection with certain products, including the notes. All rights to the Swiss Market Index® are owned by the SWX Swiss Exchange, the publisher of the Swiss Market Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Swiss Market Index®. In addition, the SWX Swiss Exchange has no relationship to Lehman Brothers Holdings Inc. or the notes. The SWX Swiss Exchange does not sponsor, endorse, authorize, sell or promote the notes and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY SWX SWISS EXCHANGE, AND SWX SWISS EXCHANGE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE SWISS MARKET INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE SWISS MARKET INDEX® IS COMPILED AND CALCULATED BY SWX SWISS EXCHANGE. HOWEVER, SWX SWISS EXCHANGE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE SWISS MARKET INDEX®, AND SWX SWISS EXCHANGE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“SWISS MARKET INDEX”, “SWISS LEADER INDEX® (SLI®)” AND “SWISS PERFORMANCE INDEX® (SPI®)” ARE TRADEMARKS OF SWX SWISS EXCHANGE AND ARE USED BY SWISS EXCHANGE UNDER LICENSE.

THE FTSE/XINHUA CHINA 25 INDEX™

We have derived all information contained in this underlying supplement no. 950 regarding the FTSE/Xinhua China 25 Index™, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FXI, a joint venture of FTSE Group (“FTSE”) and Xinhua Finance (“Xinhua”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE/Xinhua China 25 Index™ may be obtained at the FTSE/Xinhua Index Limited website (www.ftsexinhua.com). Information contained in the FTSE/Xinhua Index Limited website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE/Xinhua China 25 Index™ at any time from the Bloomberg Financial Markets page “XIN0I <Index> <GO>“ or from the FTSE/Xinhua Index Limited website at www.ftsexinhua.com.

FTSE/Xinhua China 25 Index™ Composition and Maintenance

The FTSE/Xinhua China 25 Index™ is a stock index calculated, maintained, published and disseminated by FXI. The FTSE/Xinhua China 25 Index™ is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index™ is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “H” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China. The following criteria, among others, are used to ensure that illiquid securities are excluded:

•

Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index™ if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index™ uses the last trade prices from the relevant stock exchanges, when available.

•

Liquidity. Securities in the FTSE/Xinhua China 25 Index™ will be reviewed annually for liquidity. Securities which do not turn over at least 2.0% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI Index Committee will not be eligible for inclusion in the FTSE/Xinhua China 25 Index™. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the Index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

•

New Issues. New issues, which do not qualify as early entrants to the FTSE/Xinhua China 25 Index™, must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index™, like other indices of FXI, is governed by an independent advisory committee that ensures that the Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index™.

FTSE/Xinhua China 25 Index™ Calculation

The FTSE/Xinhua China 25 Index™ is calculated using the free float index calculation methodology of the FTSE Group. The Index is calculated using the following algorithm:

where p is the latest trade price of the component security, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FXI, c is the capping factor published by the FXI at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE/Xinhua China 25 Index™ uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in a FTSE/Xinhua China 25 Index™ constituent company by another FTSE/Xinhua China 25 Index™ constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index™ constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	0%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index™, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.
Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index™ constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The FTSE/Xinhua China 25 Index™ is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index™. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index™, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded.

The Stock Exchange of Hong Kong Ltd.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 4:00 a.m., Eastern Daylight Savings Time. The FTSE/Xinhua China 25 Index™ is calculated in real-time and published every 15 seconds and index values can be found at www.ftse.com.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where:

•	an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements;

•	the HKSE considers there are insufficient securities in the hands of the public;

•	the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or

•	the HKSE considers that the issuer or its business is no longer suitable for listing.

Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally be acceded to only in the following circumstances:

•	where, for a reason acceptable to the HKSE, price sensitive information cannot at that time be disclosed;

•

where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made);

•	to maintain an orderly market;

•

where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;

•	where the issuer is no longer suitable for listing, or becomes a “cash” company; or

•	for issuers going into receivership or liquidation.

As a result of the foregoing, variations in the FTSE/Xinhua China 25 Index™ may be limited by suspension of trading of individual stocks which make up the FTSE/Xinhua China 25 Index™ which may, in turn, adversely affect the value of the notes.

Discontinuation of the FTSE/Xinhua China 25 Index™; Alteration of Method of Calculation

FXI has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index™. If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ and FXI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index™ (such index being referred to herein as a “FTSE/Xinhua China 25 Index™ successor index”), then any Index closing level will be determined by reference to the level of such FTSE/Xinhua China 25 Index™ successor index at the close of trading on the relevant exchange or market for the FTSE/Xinhua China 25 Index™ successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE/Xinhua China 25 Index™ successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements and the calculation agent determines, in its sole discretion, that no FTSE/Xinhua China 25 Index™ successor index is available at such time, or the calculation agent has previously selected an FTSE/Xinhua China 25 Index™ successor index and publication of such FTSE/Xinhua China 25 Index™ successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FXI (or the publisher of any FTSE/Xinhua China 25 Index™ successor index) fails to calculate and publish a closing level for the FTSE/Xinhua China 25 Index™ (or any FTSE/Xinhua China 25 Index™ successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE/Xinhua China 25 Index™ or FTSE/Xinhua China 25 Index™ successor index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE/Xinhua China 25 Index™ or FTSE/Xinhua China 25 Index™ successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the FTSE/Xinhua China 25 Index™ may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE/Xinhua

China 25 Index™ or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index, or the level thereof, is changed in a material respect, or if the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index is in any other way modified so that the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE/Xinhua China 25 Index™ closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index, as adjusted. Accordingly, if the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index is modified so that the level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in FTSE/Xinhua China 25 Index™), then the calculation agent will adjust its calculation of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index in order to arrive at a level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FXI

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with The Financial Times Limited (“FT”) and FTSE/Xinhua Index Limited, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index™ in connection with certain products, including the notes.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FXI, FTSE OR XINHUA OR BY THE LONDON STOCK EXCHANGE PLC (THE “LONDON STOCK EXCHANGE”) OR BY FT AND NEITHER FXI, FTSE, XINHUA NOR THE LONDON STOCK EXCHANGE NOR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE/XINHUA CHINA 25 INDEX™ AND/OR THE FIGURE AT WHICH THE FTSE/XINHUA CHINA 25 INDEX™ STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE/XINHUA CHINA 25 INDEX™ IS COMPILED AND CALCULATED BY OR ON BEHALF OF FXI. HOWEVER, NEITHER FXI OR FTSE OR XINHUA OR THE LONDON STOCK EXCHANGE OR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE/XINHUA CHINA 25 INDEX™ AND NEITHER FXI, FTSE, XINHUA OR THE LONDON STOCK EXCHANGE OR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

THE FTSE/XINHUA CHINA 25 INDEX™ IS CALCULATED BY OR ON BEHALF OF FXI. FXI DOES NOT SPONSOR, ENDORSE OR PROMOTE THE NOTES.

ALL COPYRIGHT IN THE FTSE/XINHUA CHINA 25 INDEX™ VALUES AND CONSTITUENT LIST VEST IN FXI. LEHMAN BROTHERS HOLDINGS INC. HAS OBTAINED FULL LICENSE FROM FXI TO USE SUCH COPYRIGHT IN THE CREATION OF THE NOTES.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADE MARKS JOINTLY OWNED BY THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED. “FTSE XINHUA” IS A TRADE MARK OF FTSE INTERNATIONAL LIMITED. “XINHUA” IS A SERVICE MARK AND TRADE MARK OF XINHUA FINANCIAL NETWORK LIMITED. ALL MARKS ARE LICENSED FOR USE BY FXI.